Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Healthcare Trust of America, Inc.

	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$23,577	$(24,936)	$5,173	$(8,108)	$(24,614)
Fixed charges	53,704	46,231	41,672	35,498	27,949
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(423)	(56)	(52)	16	(304)
Earnings (losses) available for fixed charges	$76,858	$21,239	$46,793	$27,406	$3,031

Fixed Charges
Interest expense	$48,508	$41,139	$37,374	$32,172	$25,614
Amortized premiums, discounts or capitalized expense related to indebtedness	3,747	3,673	3,089	2,513	2,085
Estimate of interest within rental expenses	1,449	1,419	1,209	813	250
Total fixed charges	$53,704	$46,231	$41,672	$35,498	$27,949

Ratio of earnings to fixed charges	1.43	(1)	1.12	(1)	(1)

(1) The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010 and 2009. The total fixed charges for those years were $46.2 million, $35.5 million and $27.9 million, respectively, and the total earnings were $21.2 million, $27.4 million and $3.0 million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $25.0 million, $8.1 million and $24.9 million, respectively.
Healthcare Trust of America Holdings, LP

	Year Ended December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$23,577	$(24,936)	$5,173	$(8,108)	$(24,614)
Fixed charges	53,704	46,231	41,672	35,498	27,949
Noncontrolling interest in pre-tax (income) loss of subsidiaries that have not incurred fixed charges	(51)	(40)	(30)	25	(304)
Earnings (losses) available for fixed charges	$77,230	$21,255	$46,815	$27,415	$3,031

Fixed Charges
Interest expense	$48,508	$41,139	$37,374	$32,172	$25,614
Amortized premiums, discounts or capitalized expense related to indebtedness	3,747	3,673	3,089	2,513	2,085
Estimate of interest within rental expenses	1,449	1,419	1,209	813	250
Total fixed charges	$53,704	$46,231	$41,672	$35,498	$27,949

Ratio of earnings to fixed charges	1.44	(1)	1.12	(1)	(1)

(1) The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010 and 2009. The total fixed charges for those years were $46.2 million, $35.5 million and $27.9 million, respectively, and the total earnings were $21.3 million, $27.4 million and $3.0 million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $24.9 million, $8.1 million and $24.9 million, respectively.